Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 6, 2026, relating to the financial statements of Crane Harbor Acquisition Corp as of December 31, 2025 and for the period from January 2, 2025 (inception) through December 31, 2025 (which includes an explanatory paragraph relating to Crane Harbor Acquisition Corp.’s ability to continue as a going concern), appearing in the Registration Statement on Form F-1 (File No. 333-295256).

/s/ WithumSmith+Brown, PC

New York, New York

May 26, 2026